CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-2960

April 2, 2013

Dear Shareholder:
You are cordially invited to attend the 2013 Annual Meeting of Shareholders of CFS Bancorp, Inc. The meeting will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, May 14, 2013, at 10:00 a.m., Central Time. The matters to be considered by shareholders at the meeting are described in the accompanying materials.

It is important that you are represented at the meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote today via the Internet, by telephone, or by completing, signing, and dating your proxy card and returning it in the postage-prepaid envelope provided even if you plan to attend the meeting. This will not prevent you from voting in person at the meeting but will ensure that your vote is counted in the event you are unable to attend the annual meeting.

On behalf of the Board of Directors and all the employees of Citizens Financial Bank, your continued support of and interest in CFS Bancorp, Inc. is sincerely appreciated.

Best regards,
ROBERT R. ROSS
Chairman of the Board

CFS BANCORP, INC.
707 Ridge Road • Munster, Indiana 46321
____________________________________
NOTICE OF THE 2013 ANNUAL MEETING OF SHAREHOLDERS
OF CFS BANCORP, INC.
____________________________________

Date:	Tuesday, May 14, 2013

Time:	10:00 a.m., Central Time

Place:	Center for Visual and Performing Arts
1040 Ridge Road
Munster, Indiana 46321

Purposes:	1. To elect two Class II Directors for a three-year term expiring in 2016 and until their successors are elected and qualified;

2.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm for CFS Bancorp, Inc. for the year ending December 31, 2013;

3.	An advisory (non-binding) vote to approve the 2012 named executive officer compensation; and

4.	To transact such other business that may properly come before the meeting and any adjournment or postponement thereof, including whether or not to adjourn the meeting.

Who Can Vote:	Shareholders at the close of business on March 15, 2013, are entitled to the notice of and to vote at the meeting and at any adjournments thereof.

How You Can Vote:
You may vote in person or by proxy. Whether or not you plan to attend the meeting, you are urged to vote your shares via the Internet, by telephone, or by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. Doing so will ensure you are represented at the meeting and allow your shares to be voted should anything prevent your attendance at the meeting. Your vote is important and greatly appreciated.

By Order of the Board of Directors,
MONICA F. SULLIVAN
Vice President – Corporate Secretary

Munster, Indiana
April 2, 2013

Your Vote Is Important. Whether you own one share or many shares, your prompt cooperation in voting your proxy is greatly appreciated. Please vote your shares via the Internet, by telephone, or by completing, signing, dating, and returning the executed enclosed proxy card in the postage-prepaid envelope provided.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2013. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2012, are available at
https://materials.proxyvote.com/12525D.

CFS BANCORP, INC.
2013 ANNUAL MEETING PROXY STATEMENT

CFS BANCORP, INC.
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF SHAREHOLDERS
May 14, 2013

VOTING AND RELATED MATTERS

This proxy statement is being furnished to the shareholders of CFS Bancorp, Inc. (Company or CFS) in connection with the solicitation of proxies by the Company’s Board of Directors relating to the 2013 Annual Meeting of Shareholders of CFS to be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, May 14, 2013, at 10:00 a.m., Central Time.

Why am I receiving this proxy statement?

You are receiving a proxy statement because you owned shares of CFS common stock on March 15, 2013, which is the date that the Board of Directors has fixed as the record date (Record Date) for determining shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. This proxy statement describes the matters on which we are asking you to vote and provides information so that you can make an informed decision. The notice of annual meeting, proxy statement, and proxy card are being mailed to shareholders on or about April 2, 2013.

What will I be voting on?

•	Election of two Class II Directors for a term of three years (see Proposal 1 – Election of Directors)

•
Ratification of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 (see Proposal 2 – Ratification of Independent Registered Public Accounting Firm)

•	An advisory (non-binding) vote to approve the 2012 named executive officer compensation (see Proposal 3 – Advisory (Non-Binding) Vote to Approve the 2012 Named Executive Officer Compensation)

What are the Board of Directors’ recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1 -	FOR the election of each of the Board’s director nominees (John W. Palmer and Daryl D. Pomranke) for a three-year term.

Proposal 2 -	FOR the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2013.

Proposal 3 -	FOR the approval of the 2012 named executive officer compensation.

How will proxies be voted?

The shares represented by properly executed and returned proxies will be voted according to the instructions that you provide. If no instructions are provided, the persons named as proxies will vote FOR the election of John W. Palmer and Daryl D. Pomranke as Directors, FOR Proposal 2, and FOR Proposal 3.

The Board of Directors does not know of any matter other than those stated in the notice of annual meeting and this proxy statement that may come before the annual meeting. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, a signed proxy will confer discretionary authority to the persons named in the proxy to vote on those matters, including whether or not to adjourn the meeting. It is intended that the persons named as proxies will vote with respect to those matters as recommended by the Board of Directors of CFS or, if no recommendation is given, in their best judgment.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting via proxy card, the Internet, or by telephone. We encourage you to attend the meeting and urge you to vote by proxy even if you plan to attend so that we will know as soon as possible that enough votes will be present to establish a quorum for us to hold the meeting. If you attend the meeting in person, you may vote by ballot at the meeting even though you previously voted by proxy. Please contact Monica F. Sullivan, our Corporate Secretary, at (219) 836-2960 if you need directions to the annual meeting.

If you are the record holder of your shares, you can vote by completing, dating, and signing the enclosed proxy card and returning it in the enclosed postage-prepaid envelope. You also may vote your shares by following the instructions contained on the enclosed proxy card to vote via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders using a control number and allow shareholders the opportunity to confirm that their instructions have been properly recorded.

If your shares are held through a broker, bank, or other record holder, you may vote your shares by completing, dating, and signing the voting instruction form that you receive from your broker, bank, or other record holder. You may also be able to vote your shares via the Internet or by telephone in accordance with the instructions provided by your broker, bank, or other record holder.

Can I change my vote?

You have the right to revoke your proxy at any time before the meeting by (i) notifying Monica F. Sullivan, our Corporate Secretary, in writing at 707 Ridge Road, Munster, Indiana 46321 or (ii) delivering a later-dated proxy card. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting. If you hold your shares through a broker, bank, or other record holder, please contact your broker or bank for procedures and documentation on how to change your vote.

How will shares in our 401(k) Retirement Plan be voted?

If you are a participant in the Citizens Financial Bank 401(k) Retirement Plan (Retirement Plan), you will receive a voting instruction card to use to provide voting instructions to Vanguard Fiduciary Trust Company, the trustee for the Retirement Plan, for the shares allocated to your account under the Retirement Plan as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed, and returned in the envelope provided, or you may vote via the Internet or by telephone, by 11:59 p.m. Eastern Time on May 9, 2013. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares allocated to your Retirement Plan account will be kept confidential by the trustee and will not be disclosed to any of our directors, officers, or employees.

Unless the terms of the Retirement Plan or the fiduciary duties of the trustee require otherwise, the trustee will vote the shares allocated to your account under the Retirement Plan in accordance with your instructions if received by the trustee in a timely manner. If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your Retirement Plan account, the trustee will vote the shares allocated to your account in the same proportion and in the same manner as the other shares in the Retirement Plan are voted with respect to which timely and proper instructions have been received.

What does it mean if I receive more than one proxy card?

If you hold your shares in multiple registrations, or in both your own name and through a broker or bank, you will receive a proxy card for each account. Please sign, date, and return all proxy cards you receive. If you choose to vote via the Internet or by telephone, please vote once for each proxy card you receive. Only your latest dated proxy card for each account will be voted.

How many votes do I have?

You have one vote for every share of CFS common stock that you owned on March 15, 2013.

How many shares are entitled to vote?

There were 10,938,126 shares of CFS common stock outstanding and entitled to vote at the annual meeting as of March 15, 2013. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast must be present, in person or by proxy, for there to be a quorum to hold the meeting. Proxies received but marked as ABSTAIN and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.

How many votes are needed for the proposals to pass?

Election of Directors (Proposal 1). Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting in which a quorum is present. In other words, the two Director candidates receiving the highest number of FOR votes will be elected. Shareholders may vote FOR the election of nominees proposed by the Board or to WITHHOLD authority to vote FOR one or more of the nominees being proposed. Votes to WITHHOLD and broker non-votes are not counted as a vote FOR or AGAINST that nominee. Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers. See What is a broker non-vote? below.

Ratification of Independent Registered Public Accounting Firm (Proposal 2). The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2013, will be approved if the votes cast FOR the proposal exceed those cast AGAINST it. A proxy card marked as ABSTAIN with respect to this proposal and broker non-votes will not count as a vote FOR or AGAINST the proposal. Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to this proposal absent specific instructions from their customers.

Approval of the 2012 Named Executive Officer Compensation (Say-on-Pay) (Proposal 3). The approval of the proposal providing an advisory vote of our shareholders to approve our 2012 named executive officer compensation (also known as say-on-pay) requires that the votes cast FOR the proposal exceed those cast AGAINST the proposal. A vote to ABSTAIN and broker non-votes are not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. Brokers may not vote shares held by them FOR or AGAINST this proposal without specific instructions from the beneficial owner of the shares. This is an advisory vote, which means it is non-binding on either the Compensation Committee or our Board of Directors. The vote will provide our Compensation Committee and Board with information relating to the opinions of our shareholders, which the Compensation Committee and the Board will consider as it makes determinations with respect to future action regarding our executive compensation.

What is a broker non-vote?

A broker non-vote occurs when a broker, bank, or other record holder (typically referred to as being held in “street name”) cannot vote on a particular matter because the broker or bank does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner of the shares. Brokers and banks have the discretion to vote shares held in “street name” on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of our independent registered public accountant, but the election of directors and the say-on-pay proposal are considered non-routine matters. Thus, if your shares are held in “street name” and you do not provide instructions to your broker as to how your shares are to be voted in the election of directors or the say-on-pay proposal, your broker, bank, or other nominee will not be able to vote your shares on these matters at the annual meeting. We urge you to provide instructions to your broker, bank, or other nominee so that your votes may be counted. You should vote your shares by following the instructions provided on the voting instruction form that you receive from your broker, bank, or other nominee.

Who pays for the proxy solicitation cost?

The Company will pay for expenses incurred for the solicitation of proxies. We contemplate that proxies will be solicited principally through the mail, but some of our Directors and officers, as well as certain of our employees, may solicit proxies personally or by telephone, fax, mail, or e-mail without receiving special compensation for these services. In addition to sending you these materials, you may also be solicited through Company press releases and postings on our website, www.citz.com.

Will I receive a copy of the annual report of CFS?

Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the United States Securities and Exchange Commission (SEC) on March 4, 2013, is included with this proxy statement. The Annual Report includes our audited consolidated financial statements, along with other financial information and a list of exhibits, and we urge you to read it carefully. If any shareholder desires a copy of any exhibits filed as a part of the Form 10-K, we will furnish the exhibits upon request without charge.

Can I access CFS’ proxy materials and annual report electronically?

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012, are available at https://materials.proxyvote.com/12525D. We encourage all shareholders to elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You may choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card or voting instruction form;

•	following the instructions provided when you vote over the Internet; or

•	going to https://materials.proxyvote.com/12525D and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on this same website. You do not have to elect Internet access each year.

What is “householding?”

We have adopted a procedure called “householding” which has been approved by the SEC. Under this procedure, a single copy of the annual report and the proxy statement will be sent to multiple shareholders sharing the same address and last name unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure allows us to save on printing costs and related fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and the proxy statement?

If you are a shareholder of record and you received a single copy of the annual report and the proxy statement at an address that you share with another shareholder, we will promptly deliver a separate copy at your request by writing Monica F. Sullivan, our Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321, calling her at (219) 836-2960, or e-mailing her at msullivan@citz.com. Shareholders of record who share an address and received multiple copies of the annual report and proxy statement may request householding of these materials by contacting Ms. Sullivan.

How do I revoke my consent to the householding program?

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to receive separate annual reports, proxy statements, and other disclosure documents in the future, you must revoke your consent by contacting Broadridge Corporate Issuer Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of Broadridge’s receipt of your householding consent revocation.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Corporate Governance and Nominating Committee unanimously recommended to the Board of Directors that John W. Palmer and Daryl D. Pomranke be nominated for election as Directors at the annual meeting. The Board accepted the committee’s recommendations and unanimously nominated Mr. Palmer and Mr. Pomranke for election as Directors. The proxies solicited will, unless otherwise directed, be voted for the election of the Board’s two nominees to serve as Class II Directors for a three-year term expiring in 2016 and until their successors are elected and qualified. Mr. Palmer and Mr. Pomranke have each consented to be named in this proxy statement as nominees and to serve if elected. All of the Directors of CFS are also Directors of Citizens Financial Bank, CFS’ wholly-owned federal savings bank (Bank). Mr. Frank D. Lester, a former director of the Company, is a director of the Bank. There are no family relationships among any of our Directors or Named Executive Officers.

The Board of Directors has no reason to believe that either of the nominees are unable to serve or will not serve if elected. If for any reason a nominee becomes unable to serve or unwilling to serve if elected, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes that shall be designated and nominated by the Board.

Pursuant to Indiana law and our Articles of Incorporation and By-laws, our Directors are elected to serve staggered terms and are divided into three classes, with each class being as nearly equal in number as possible, and with the term of office of one class expiring each year. Currently, six Directors serve on the Board of Directors, including two Class I Directors whose terms expire at the 2015 annual meeting, two Class III Directors whose terms expire at the 2014 annual meeting, and two Class II Directors whose terms expire at this annual meeting.

As described below under Board Committees and Related Matters — Consideration of Director Candidates, the Corporate Governance and Nominating Committee seeks a diverse group of Director candidates. Although the Company does not have a formal policy on diversity in board membership, the committee considers nominees who, together with our other Board members, have significant executive and financial experience and demonstrate, among other things, broad industry knowledge, the highest level of personal integrity, independence of judgment, loyalty, and willingness to serve and to commit the necessary amount of time to oversee the Company’s affairs. The committee also believes that the Board of Directors should be comprised of individuals with diverse business backgrounds and other differentiating characteristics that can provide a multi-faceted set of perspectives and experience to our Board. The committee applied these factors to our Board and determined that the six Directors, including the two Director nominees, have the breadth of relevant and diverse experience necessary to serve the best interests of our shareholders. In addition to these factors, the individual experience, qualifications, attributes, and/or skills that led the committee to conclude that each incumbent and Director nominee is qualified to serve on our Board is discussed in the following Director biographies.

The Board of Directors unanimously recommends that you vote FOR the two Director nominees listed below and on the enclosed proxy card.

DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

Name	Age	Position Held With CFS	Director Since	Class	Current Term Expires
NOMINEES FOR ELECTION AT THE 2013 ANNUAL MEETING
John W. Palmer	52	Director	2010	II	2013
Daryl D. Pomranke	52	Chief Executive Officer	2011	II	2013

OTHER BOARD MEMBERS CONTINUING IN OFFICE
Gregory W. Blaine	64	Director	1998	III	2014
Gene Diamond	60	Director	1998	I	2015
Robert R. Ross	67	Chairman of the Board	2004	I	2015
Joyce M. Simon	65	Director	2004	III	2014

John W. Palmer became a Director of CFS and the Bank in 2010 and serves as a member of our Audit Committee. Mr. Palmer formerly practiced as a Certified Public Accountant and is the co-founder of PL Capital, LLC., an investment firm specializing in the banking industry. PL Capital focuses on publicly traded banks and thrifts with market capitalizations ranging from $20 million to $5 billion. Prior to co-founding PL Capital in 1996, Mr. Palmer was a director at KPMG LLP, an international public accounting firm, from 1983 to 1996. While at KPMG LLP, Mr. Palmer specialized in commercial banking, consumer finance, thrifts, mortgage banking, and discount brokerage, serving public and privately held clients. He has experience with merger and acquisition transactions, public and private securities offerings, and numerous filings with the SEC and regulatory authorities including offerings to convert mutual thrift organizations to stock form companies. Mr. Palmer is the former Chairman of the Board of Directors of Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana. Mr. Palmer also previously served as a director of Franklin Bancorp and its wholly-owned subsidiary Franklin Bank, N.A., a $700 million in assets commercial bank located in Southfield, Michigan, where he served on the audit, compensation, and loan committees of the board. Mr. Palmer also served as Chairman of the Strategic Planning Committee of Franklin Bancorp. He formerly served on the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois, from 1998 to 2006. Mr. Palmer also serves on the Board of HF Financial Corp. a publicly-traded $1.2 billion in assets thrift holding company which is the parent holding company of Home Federal Bank, located in Sioux Falls, South Dakota which operates 34 branches throughout South Dakota and Minneapolis, Minnesota. Mr. Palmer is an experienced businessperson and familiar with financial statements.

Daryl D. Pomranke was appointed Chief Executive Officer of the Company and the Bank and was appointed to the Company’s Board of Directors effective December 30, 2011. Mr. Pomranke was named President and Chief Operating Officer of the Company and the Bank in April 2008, after joining the Company and the Bank as Executive Vice President and Chief Operating Officer in April 2007. Mr. Pomranke was elected as a Director of the Bank in June 2009. Prior to joining us, he was employed by Harris N.A. (Northwest Indiana Region) and its predecessor, Mercantile National Bank of Indiana, since 1998. Mr. Pomranke had various management roles and responsibilities at Harris N.A., including Regional Financial Services Officer, Chief Financial Officer, corporate development, corporate lending, cash management services, and strategic planning.

Gregory W. Blaine has been a Director of CFS and the Bank since 1998. Mr. Blaine currently serves as a member of our Audit, Compensation, and Corporate Governance and Nominating Committees. Mr. Blaine is the former Chairman and Chief Executive Officer of TN Technologies, Inc., a digital marketing communications company, retiring in 1998. Mr. Blaine also served in various management roles with True North Communications, Inc., the parent company of TN Technologies, from 1979 to 1998, including Director of Global Operating Systems, and a member of the Board of Directors of True North Communication from 1990 to 1997. Mr. Blaine’s experience as a member of the Board of Directors, Chief Executive Officer, and other senior management positions of a leading communications firm provides our Board of Directors with essential insight into management, marketing, and public relations matters affecting the Bank. His extensive management experience leads to thought provoking discussions with our Board and management.

Gene Diamond has been a Director of CFS since 1998 and the Bank since 1994. Mr. Diamond chairs our Compensation Committee. Mr. Diamond serves as the Regional Chief Executive Officer of the Northern Region of Franciscan Alliance where he is responsible for the hospital group consisting of Franciscan St. Margaret Health, located in Hammond and Dyer, Indiana; Franciscan St. Anthony Health in Crown Point, Indiana; Franciscan St. Anthony Health in Michigan City, Indiana; and Franciscan Physicians Hospital in Munster, Indiana. From 2001 to 2004, Mr. Diamond served as the Regional Chief Operating Officer of the Northern Region. Mr. Diamond previously served as Chief Executive Officer of St. Margaret Mercy Healthcare Centers from 1993 to 2004. Mr. Diamond’s Chief Executive and large employer experience provides our Board of Directors with an essential resource for human resources related issues. Mr. Diamond’s contemplative demeanor and common sense approach provide an added set of skills to our Board.

Robert R. Ross has been a Director of CFS and the Bank since 2004. Mr. Ross serves as our non-executive Board Chairman, chairs our Audit Committee and is a member of our Corporate Governance and Nominating Committee and the Bank’s Asset Liability Management Committee. Mr. Ross has served as the President of Ross Consulting, a business and financial consulting firm, since 2004. Mr. Ross was an Audit Partner with PricewaterhouseCoopers, LLP, an international public accounting firm, from 1982 to 2004. While a partner at PricewaterhouseCoopers, Mr. Ross served a variety of public companies including those in the financial and insurance services industries. His internal responsibilities at PricewaterhouseCoopers, among others, included risk management oversight for the Midwest Region Offices of the firm and development of the firm’s global independence policies. Mr. Ross has also served as a special accounting advisor to an independent counsel to the SEC in connection with certain investigative matters and has served as an instructor on the performance of integrated audits as prescribed by the Public Company Accounting Oversight Board. Mr. Ross’ expertise in public accounting and risk management provides our Board of Directors with a wealth of highly technical knowledge pertaining to public company reporting, auditing, accounting, risk management, and internal financial control issues, policies, and procedures. Mr. Ross’ ability to serve on the Audit Committee based on his current and past experience is among the reasons he was selected for Board membership. Mr. Ross’ involvement in the Northwest Indiana business and not-for-profit communities provides us with added knowledge of this market and has resulted in a significant number of business referrals to the Bank during his tenure as a Director. Mr. Ross has prior experience as director on the boards of a number of not-for-profit entities and is also a Trustee Emeritus of Calumet College of St. Joseph.

Joyce M. Simon has been a Director of CFS and the Bank since 2004. Ms. Simon chairs our Corporate Governance and Nominating Committee and is a member of our Compensation Committee. Ms. Simon is a CPA and has served as the Chief Financial Officer of the John G. Shedd Aquarium since 1992. Ms. Simon previously served as an Audit Partner with Ernst & Young LLP, an international public accounting firm, in Chicago, Illinois from 1988 through 1991 where she served a variety of public companies including those in the financial services industry. Ms. Simon’s experience provides our Board with auditing, accounting, risk management, and technology expertise. Her familiarity and experience with public company filing and auditing requirements and financial expertise were among the reasons for her selection for Board membership. Ms. Simon is extremely detail oriented and her keen understanding of strategic versus tactical issues aids us in keeping discussions at the appropriate level.

EXECUTIVE OFFICERS

Below you will find the name, age, and certain information with respect to the principal occupations during the last five years of the current Executive Officers of CFS and the Bank, other than Mr. Pomranke, who do not also serve as a Director of CFS. All the Executive Officers are elected annually by our Board of Directors and serve until their successors are elected and qualified. There are no family relationships among any of our Directors or Executive Officers, and there are no arrangements or understandings between our Executive Officers and any other person which resulted in the person being elected as an Executive Officer, other than our employment agreements with Messrs. Pomranke and Weberling. We refer to these individuals as our “Named Executive Officers”, or “NEOs” in this proxy statement.

Jerry A. Weberling, 61, joined CFS and the Bank as Executive Vice President and Chief Financial Officer in June 2010. Prior to joining us, Mr. Weberling served as Senior Executive Vice President and Chief Financial Officer for MAF Bancorp, Inc. and MidAmerica Bank, FSB located in Clarendon Hills, Illinois, from 1990 to 2007. Mr. Weberling served on the boards of MAF Bancorp and MidAmerica Bank from 1998 to 2007. Prior to joining MidAmerica Bank in 1984, Mr. Weberling was a senior manager at KPMG LLP, an international public accounting firm located in Chicago, Illinois, in the savings and loan, real estate, and mortgage banking practices.

Dale S. Clapp, 50, joined the Bank as Executive Vice President – Business Banking in April 2008. In December 2009, Mr. Clapp was appointed to Executive Vice President – Sales Management, and his responsibilities expanded to include retail sales, marketing, and implementation of our performance management system. Prior to joining us, Mr. Clapp served as Senior Vice President and Regional Sales Manager of the business banking group at Harris N.A. (Northwest Indiana Region), and its predecessor, Mercantile National Bank of Indiana, since 1995. While at Harris N.A., Mr. Clapp was responsible for the Indiana business banking sales team, cash management group, and the business development of relationship managers. Prior to joining Mercantile National Bank of Indiana, Mr. Clapp was with Horizon Bank in Michigan City, Indiana, as Vice President of Business Banking.

Daniel J. Zimmer, 49, joined the Bank as Senior Vice President – Senior Credit Officer in December 2007 and is responsible for the day-to-day operations of credit administration, collections, and asset management. Mr. Zimmer is also the Chairman of the Bank’s Asset Management Committee. Mr. Zimmer evaluates the loan portfolio and conducts analysis on developing trends and concentrations. Prior to joining us, Mr. Zimmer was the commercial loan credit manager at MidAmerica Bank, FSB in Clarendon Hills, Illinois, from 2006 to 2007 where he assisted with growing the commercial loan portfolio to $2.0 billion prior to MidAmerica’s sale to National City Corporation (now PNC Financial Services Group, Inc.). Mr. Zimmer was also the commercial loan credit manager at Standard Bank & Trust in Hickory Hills, Illinois, from 2004 to 2006 where he was responsible for underwriting loan requests in excess of $500,000, hiring and training analysts, and providing credit training classes to relationship managers.

Rebecca D. Rees, 55, joined the Bank in September 1978 and has served in various capacities and a variety of progressively increasing job responsibilities throughout her career. Ms. Rees was promoted to her current position of Senior Vice President – Information Systems and Operations in June 2006. Ms. Rees oversees all Bank-wide network communications and manages the internal and external technology infrastructure for the Company and Bank. Additionally, Ms. Rees has oversight responsibility for deposit and loan operations. Earlier in Ms. Rees’ career, she managed client- facing employees within our banking centers and was responsible for managing client relationships.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN SHAREHOLDERS

The following table sets forth the beneficial ownership of the Company’s common stock, as of March 15, 2013, with respect to (i) each beneficial owner of more than 5% of our common stock; (ii) each Director and Director nominee; (iii) each of the Named Executive Officers; and (iv) all Directors and Executive Officers as a group. At March 15, 2013, the Company had 10,938,126 shares of common stock that were issued and outstanding.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Options Exercisable	Unvested Restricted Stock (2)	Total Amount of Beneficial Ownership	Total Percentage Ownership
Owners of More Than Five Percent:
PL Capital, LLC 20 E. Jefferson Ave., Suite 22 Naperville, IL 60540	1,057,659	(3)	—	—	1,057,659	9.67%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	921,513	(4)	—	—	921,513	8.42%
Citizens Financial Bank 401(k) Retirement Plan c/o Vanguard Fiduciary Trust Services 500 Admiral Nelson Blvd. Malvern, PA 19355	686,652	(5)	—	—	686,652	6.28%

Directors and Director Nominees:
Gregory W. Blaine	31,292		11,000	408	42,700	*
Gene Diamond	65,029	(6)	11,000	408	76,437	*
John W. Palmer	1,057,659	(3)	—	—	1,057,659	9.67%
Daryl D. Pomranke	46,268	(7)	5,000	20,675	71,943	*
Robert R. Ross	16,316	(8)	16,000	408	32,724	*
Joyce M. Simon	22,380	(9)	16,000	408	38,788	*

Other Named Executive Officers:
Jerry A. Weberling	74,353	(10)	—	13,754	88,107	*
Dale S. Clapp	19,915	(11)	—	12,651	32,566	*
Daniel J. Zimmer	11,933	(12)	—	8,968	20,901	*
Rebecca D. Rees	56,503	(13)	24,000	7,809	88,312	*
All Directors, Director nominees, and other Executive Officers of CFS as a group (10 persons)	1,401,648		83,000	65,489	1,550,137	14.07%

*	Represents less than 1% of the outstanding stock.

(1)
Based upon filings made under the Securities Exchange Act of 1934, (Exchange Act) and information furnished by the Directors and Executive Officers named in this table. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Shares of unvested restricted stock are included in the table because the recipient of the shares has the right to vote and receive any dividends declared and payable on such shares during such time as the shares remain unvested. Once shares of restricted stock are vested, the shares are included in the number of common shares beneficially owned.

(3)
Based on information provided by Mr. Palmer on his Directors and Officers Questionnaire signed and dated February 10, 2013 regarding his beneficial ownership of the Company’s common stock. Includes shares owned by PL Capital, LLC.; Financial Edge Fund, L.P.; Financial Edge–Strategic Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital/Focused Fund, L.P.; PL Capital Advisors, LLC; Goodbody/PL Capital, LLC; John W. Palmer; Richard J. Lashley; Beth Lashley; Dr. Robin Lashley; Danielle Lashley; Irving A. Smokler; Red Rose Trading Estonia OU; and PL Capital Pension Plan. Certain of these parties have sole and/or shared voting and dispositive power with respect to these shares.

(4)
Information included is based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 11, 2013, in which Dimensional Fund Advisors expressly disclaims beneficial ownership of these securities.

(5)
The Citizens Financial Bank 401(k) Retirement Plan (Retirement Plan) is governed by the terms of a written document adopted by our Board of Directors. Vanguard Fiduciary Trust Company acts as the trustee of the Retirement Plan under the terms of a trust agreement with the Company. In accordance with the agreement, the shares held in the Retirement Plan are voted in accordance with the instructions of the participating employees. If no instructions are received from a participant, the trustee votes the shares in proportion with the instructions that were received from other participants. Information provided is based on Schedule 13G/A filed with the SEC on February 1, 2013.

(6)	Includes 1,237 shares held in an individual retirement plan for Mr. Diamond; 42,000 shares owned jointly with his spouse; and 3,000 shares held by a private foundation he established.

(7)	Includes 4,394 shares allocated to Mr. Pomranke’s account in the Retirement Plan; 24,874 shares owned jointly with his spouse; and 1,000 shares owned by his adult children.

(8)	Mr. Ross’ shares are owned jointly with his two adult children.

(9)
Includes 18,588 shares held in a trust for Ms. Simon established by CFS to fund its obligations with respect to the Directors’ deferred compensation plan and 1,000 shares owned jointly with her spouse.

(10)	Includes 12,229 shares allocated to Mr. Weberling’s account in the Retirement Plan; 33,700 shares held in an individual retirement account; and 27,000 shares owned jointly with his spouse.

(11)	Includes 1,055 shares allocated to Mr. Clapp’s account in the Retirement Plan and 2,693 shares owned jointly with his spouse.

(12)	Includes 2,690 shares allocated to Mr. Zimmer’s account in the Retirement Plan.

(13)	Includes 30,046 shares allocated to Ms. Rees’ account in the Retirement Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of our officers and each of our Directors, as well as other persons who own more than ten percent of our outstanding common stock, to file reports detailing their stock ownership and certain changes in their stock ownership with the SEC.

We have reviewed the written statements regarding their CFS stock ownership provided to us by our Directors and officers who are required to file these reports. Based solely on a review of these reports and statements, we believe that our Directors and officers who are required to file these reports complied timely with those filing requirements for 2012.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has affirmatively determined that a majority of our Directors are independent under the applicable NASDAQ rules. Our Independent Directors are Gregory W. Blaine, Gene Diamond, John W. Palmer, Robert R. Ross, and Joyce M. Simon.

Board Composition and Committees

Our Board of Directors is currently comprised of six members. Our Board has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Our Bank Board has an Executive Committee. Our Board may establish additional committees from time to time. The duties of the Executive Committee are set forth in the board resolutions that authorized the committee. The charters for our Audit, Compensation, and Corporate Governance and Nominating Committees are available for review on our website at www.citz.com – Investor Relations – Governance Documents. See Board Committees and Related Matters below.

Corporate Governance Guidelines and Code of Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that, along with our Articles of Incorporation, By-laws, and charters of our various Board committees, provide the foundation for our governance. Among other things, our Corporate Governance Guidelines address the composition, functions, responsibilities, and committees of our Board; minimum qualifications for Directors; Director independence requirements; appointment of a Lead Independent Director, if considered necessary; limitations as to service on other boards; access to management; Director compensation, orientation, and development; management succession and review; and annual Board and committee evaluations.

We have a code of conduct and ethics (Code of Ethics) applicable to all Directors, Executive Officers, and employees. We will disclose in a current report on Form 8-K filed with the SEC the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of the Code of Ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the Code of Ethics that has been made known to any of our Executive Officers.

Our Corporate Governance Guidelines and Code of Ethics are available on our website at www.citz.com – Investor Relations – Governance Documents. Copies are also available to any shareholder upon written request to Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321.

Risk Oversight Process

Our Board of Directors administers risk oversight of CFS and the Bank through the Audit Committee. The committee oversees the internal audit function. The Vice President – Internal Audit functionally reports to the committee and administratively reports to our President and Chief Executive Officer. As provided in its charter, the committee monitors the appointment, compensation, and oversight of the Vice President – Internal Audit and periodically reviews the organizational structure and qualifications of the internal audit function. The Vice President – Internal Audit assists in the preparation of the agenda for each Audit Committee meeting and regularly attends such meetings.

The Audit Committee provides regular risk management updates to the full Board of Directors. Additionally, the Board reviews risk management policies annually and the minutes of the Audit Committee meetings. The committee meets in executive session, without management present, with the Vice President – Internal Audit on a periodic basis. The Board also oversees the risk management associated with its compensation and corporate governance practices through regular reports from its Compensation and Corporate Governance and Nominating Committees. The Compensation Risk Assessment Committee consists of senior management from our human resources department and the Vice President – Internal Audit and is charged with providing an annual assessment of the risks associated with our corporate compensation plans and practices, with a particular focus on incentive compensation arrangements, to our Compensation Committee.

Director Attendance

We do not have a formal policy regarding Director attendance at our annual meetings of shareholders. However, absent unavoidable extenuating circumstances, all of our Directors are expected to attend our annual meeting of shareholders and to be available to meet with shareholders before and after the meeting. We typically schedule a board meeting in conjunction with the annual meeting. All of our Directors attended our 2012 annual meeting.

During 2012, our Board of Directors met ten times either in person or via conference calls. No Director attended fewer than 75% of the aggregate total number of meetings held and the total number of meetings held by all committees during their service period.

Executive Sessions

Executive sessions of our Board of Directors are those at which only non-employee Directors are present. The Independent Directors of the Board met in executive session four times during 2012.

Shareholder Communications with our Board of Directors

Shareholders may correspond with the Chairman or any other member of our Board of Directors by writing a letter addressed to his or her attention in care of Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321. All correspondence addressed in this manner will remain sealed and will only be opened by the person to whom it is addressed. Employees and others who wish to contact a specific member of our Board or our Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls, or auditing matters may do so confidentially by directing correspondence to the attention of the member, in care of our Vice President – Internal Audit at 707 Ridge Road, Munster, Indiana 46321.

RELATED PARTY TRANSACTIONS

Except as described below with respect to loans made by the Bank, all related party transactions involving any of our Directors, Named Executive Officers, and five percent shareholders must be approved by the Board of Directors, with any such related Director, Named Executive Office or shareholder recusing him or herself from any discussions and abstaining from voting on the matter, if applicable. Our Board has adopted a Related Party Transaction Policy to establish a procedure by which the Company identifies, reviews, and approves certain transactions between the Company, its subsidiaries, including but not limited to the Bank, and those persons deemed to be “Related Parties.” Related party transactions are evaluated on a case-by-case basis in accordance with this policy and the applicable provisions of our Code of Ethics.

The Bank may, in accordance with federal regulations, extend credit to its Directors, officers, and employees, as well as members of their immediate families, in the ordinary course of business under substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank. These loans are made in accordance with the Bank’s underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans made by the Bank to Directors in excess of $500,000 must be approved in advance by the Bank’s Board of Directors. At December 31, 2012, there were six loans outstanding to Directors and Regulation O Officers with an aggregate principal balance of $432,000, all of which were current.

The Bank employs Michael P. Prisby, the son of Thomas F. Prisby, our former Chairman and Chief Executive Officer who retired effective December 31, 2011, as its Vice President and Corporate Investment Officer. As a result of Mr. Thomas Prisby’s retirement, Mr. Michael Prisby is no longer considered a related party for disclosure purposes after 2011. Mr. Michael Prisby’s compensation and benefits for 2011 totaled $195,735.

On November 18, 2010, CFS Bancorp, Inc. and its banking subsidiary, Citizens Financial Bank, entered into a Standstill Agreement (the Agreement) with PL Capital, LLC, John W. Palmer, Richard J. Lashley, and certain affiliates thereof (PL Capital Parties). Mr. Palmer was elected to the Company’s Board of Directors at its 2010 Annual Meeting of Shareholders as a result of the proxy contest conducted by the PL Capital Parties seeking to elect Mr. Palmer to the Board. Under the terms of the Agreement, the PL Capital Parties agreed that from the date of the Agreement and continuing through the first business day following the date on which the Company’s 2012 Annual Meeting of Shareholders was held, among other things, (1) to vote the shares of the Company’s common stock beneficially owned by them in favor of the Directors nominated by the Board for election at the Company’s 2011 and 2012 Annual Meetings of Shareholders; (2) to vote the shares of the Company’s common stock beneficially owned by them in accordance with the recommendation of the Company’s Board with respect to any other proposal not involving the election of directors at any annual or special meeting of shareholders of the Company held during the Standstill Period; and (3) not to bring any shareholder proposals before the 2011 or 2012 Annual Meetings of Shareholders.

Furthermore, the PL Capital Parties agreed not to (1) initiate any acquisition of assets of the Company; (2) form, join, or participate in a group (as defined under federal securities laws), other than the group involving PL Capital Parties, for the purpose of acquiring, holding, voting, or disposing of the Company’s securities; (3) seek to control management of the Company; (4) seek to remove any member of the Board; (5) participate in the solicitation of proxies or consents of shareholders of the Company; (6) seek a change-in-control of management of the Company; (7) call or seek to call a special meeting of shareholders of the Company; or (8) assist, induce, or encourage any other person to take any of the above actions.

In view of the agreement of the PL Capital Parties to the terms summarized above and as further set forth in the Agreement, in 2011 the Company reimbursed the PL Capital parties for a portion of their out-of-pocket expenses incurred in connection with their efforts to nominate and elect Mr. Palmer to the Board at the 2010 meeting in an amount equal to $150,000. As noted above, the Agreement expired on April 25, 2012 and is no longer in effect.

BOARD COMMITTEES AND RELATED MATTERS

Audit Committee

The Audit Committee is comprised solely of independent members of the Board of Directors, as defined by NASDAQ listing standards and SEC rules and regulations. The members of the committee are Messrs. Ross (Chairman), Blaine, and Palmer. Our Board has determined that all members of this committee are financially literate and that Mr. Ross is an “Audit Committee financial expert” as defined by the SEC. The committee met four times during 2012. The committee’s charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

The Audit Committee’s primary function is to provide oversight of the integrity of our financial statements; the qualifications and independence of our independent auditors; the performance of our compliance and internal audit functions; and our compliance with certain applicable accounting, legal, and regulatory requirements. In addition, among other responsibilities, the committee also appoints, oversees the performance of, and approves the fees of the independent auditors; reviews and discusses with management and independent auditors our annual audited and quarterly financial statements; reviews with management and the independent auditors the adequacy and effectiveness of our internal controls, including our disclosure controls and procedures; oversees our risk management function, including discussing with management our major financial risk exposures and monitoring the steps taken to control such risks; monitors the oversight of our compliance and internal audit functions. In addition, the committee periodically reviews critical accounting policies, accounting treatments, and material written communications between management and the independent auditors; annually reviews the committee’s charter and evaluates its performance; reviews and recommends any changes to our Code of Ethics; and prepares the committee report for inclusion in our annual meeting proxy statement. See also Risk Oversight Process above.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised solely of independent members of the Board of Directors, as defined by NASDAQ listing standards. The members of the committee are Ms. Simon (Chairman) and Messrs. Blaine, Diamond, and Ross. The committee met four times in 2012. The committee’s charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

The primary responsibilities of the Corporate Governance and Nominating Committee are to assist the Board of Directors by identifying individuals who are qualified to serve as Directors of the Company and Bank; recommending to the Board the slate of Director nominees for election at each annual meeting of shareholders; recommending to the Board any matters relating to the size and membership of the Board’s committees; reviewing and recommending changes to our By-laws as they relate to corporate governance matters and our corporate governance principles and policies; and overseeing the evaluation process of the Board. Additional responsibilities include, among others, reviewing possible candidates for election to the Board; determining the qualifications that the committee will consider when evaluating potential Director nominees; assessing the needs for any new standing committees of our Board; and annually reviewing the committee’s charter and evaluating its performance.

Executive Committee

The members of the Executive Committee of the Bank’s Board of Directors consist of the President and Chief Executive Officer and any two of the independent directors.  The President and Chief Executive Officer serves as Chairman of the Executive Committee. All three members are required to constitute a quorum at any meeting. The committee is authorized to exercise the power of the Board of Directors between Board meetings.  The committee mainly exists for the purpose of reviewing and implementing business policies and making business decisions that need to be made but do not require or merit discussion and review by the full Board or that involve time sensitive matters where it is not practical to gather the full Board.  The committee did not meet during 2012.

Consideration of Director Candidates

Role of Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes a recommendation to the Board of Directors each year of individuals to be nominated for election as Directors at our annual meeting of shareholders. In the event vacancies occur on the Board during the year, the committee may also make recommendations of persons to fill these vacancies. After considering the committee’s recommendations, the Board ultimately determines the Director nominations or the appointments to fill vacancies.

The Corporate Governance and Nominating Committee will consider candidates for Board of Director membership suggested by the committee’s members, other Board members, and our shareholders. For existing Directors to be nominated for re-election at an annual meeting, the committee will consider, among other things, the Director’s performance on our Board, his or her attendance record at Board and committee meetings, the needs of our Company, and the ability of the Director to continue to satisfy our established Director qualifications.

With respect to new members of the Board of Directors, the Corporate Governance and Nominating Committee will consider the needs of our Company as well as whether the potential candidate satisfies our Director qualifications. When the committee determines a need exists, the committee will recommend new Directors to replace existing Directors, to add new members to the Board in the event the size of the Board is increased, or to fill vacancies. In the case of new Directors, after the committee has identified a prospective Director nominee and has conducted an initial evaluation of the candidate, the committee will interview the candidate. If the committee believes the candidate would be an appropriate addition to the Board, the committee will recommend to the full Board that the individual be considered for a Director position. The Board then determines whether to nominate the person for election at an annual meeting of shareholders or be appointed to fill a vacancy on the Board.

Suggestions by Shareholders. The Corporate Governance and Nominating Committee will consider suggestions by our shareholders of individuals to serve on the Board of Directors in connection with the committee’s recommendations to the full Board of Director nominees for election at an annual meeting. Because we believe the Board works best when operated in a spirit of collegiality, mutual respect, and trust, unsolicited recommendations regarding potential Director candidates may be subject to additional scrutiny and reliable references must be provided for all prospective members. The committee will take special care to insure that potential candidates do not possess undisclosed motives for seeking the nomination, conflicting loyalties to special interest groups, or a desire to represent a distinct subset of our shareholders.

Any shareholder desiring to make a suggestion to the Corporate Governance and Nominating Committee of a potential Director candidate should follow the procedures set forth in Article V, Section 14 – Nominations of Directors of our By-laws which are summarized under Shareholder Proposals and Nominations. A complete copy of our amended and restated By-laws is available to our shareholders free of charge upon written request to Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321.

Qualifications of Directors. Given the nature of our business, the Corporate Governance and Nominating Committee seeks to recruit and retain Directors with significant executive and financial experience. Additional qualities, among others, that the committee considers important include:

•	personal integrity;

•	ability and willingness to apply sound independent business judgment;

•	overall business experience and skills, including high-level leadership experience in business or administrative activities;

•	breadth of knowledge about issues affecting our business;

•	ability and willingness to contribute special competencies to the Board of Directors;

•	judgment, knowledge, and viewpoints that are likely to enhance the Board’s ability to manage our business affairs;

•	loyalty and concern for our continued long-term success and welfare;

•	awareness of a Director’s vital part in corporate citizenship and image;

•	commitment to investing the time necessary to prepare for and attend meetings of the Board of Directors;

•	willingness to assume fiduciary responsibility; and

•	ability to represent the best interests of all shareholders.

We believe that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant breadth of experience, knowledge, and abilities that will enhance the quality of the Board’s deliberations and decisions and that will assist the Board of Directors in fulfilling its responsibilities. While we do not have a specific policy with regard to consideration of diversity in identifying Director nominees, the Corporate Governance and Nominating Committee will take into consideration each candidate’s contribution to the Board’s overall diversity. We broadly construe diversity to mean a variety of perspectives, skills, opinions, experiences, and backgrounds such as gender, race, and ethnicity differences, as well as other differentiating characteristics.

Compensation Committee

The Compensation Committee is comprised solely of independent members of the Board of Directors, as defined by NASDAQ listing standards. The members of the committee are Messrs. Diamond (Chairman) and Blaine and Ms. Simon. The committee held four meetings in 2012. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

The Compensation Committee, among other responsibilities, designs, implements, and approves the compensation and benefit programs for our Executives; evaluates the performance of our President and Chief Executive Officer; reviews and recommends to the Board the base salary and short- and long-term compensation of the Named Executive Officers, including our President and Chief Executive Officer; administers certain of the benefit plans in which our NEOs and Directors participate; reviews and makes recommendations to the Board regarding any employment, change-in-control, or severance agreements for NEOs; annually reviews and reports to the Board on the implementation and development of a succession plan for the President and Chief Executive Officer and contingencies for all Vice Presidents and above; and annually reviews the committee’s charter and evaluates its performance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our overall compensation program and the amounts paid or provided to certain of our executive officers are described in this Compensation Discussion and Analysis and the accompanying tables and narrative below. This information makes up the executive compensation which our shareholders are being asked to approve in Proposal 3 – Advisory (Non-Binding) Vote to Approve the 2012 Named Executive Officer Compensation at the annual meeting.

The following discussion, tables, and narrative focus on compensation paid or provided to those individuals who served as our President and Chief Executive Officer during 2012 (Mr. Pomranke), our Chief Financial Officer (Mr. Weberling), and the three other individuals who were the most highly compensated of our other executive officers (Messrs. Clapp and Zimmer and Ms. Rees). We, at times, refer to these individuals as our Named Executive Officers or NEOs.

2012 Performance and Compensation Decisions

Our performance in 2012 improved significantly compared to 2011 as the Company reported net income of $4.7 million for 2012, or $.43 per share, compared to a net loss of $(10.5) million or $(.98) per share, for 2011. This improvement was primarily due to decreases in the provision for loan losses, compensation and employee benefits, and other real estate owned expense in 2012, which were partially offset by a decrease in the gain on sale of other real estate owned. Net income for 2012 also included an increase from 2011 in the net gain on the sale of loans held for sale.

As a result:

•
At the request of each of the then NEOs, we made no market or performance-based salary adjustments in January 2012 affecting Messrs. Pomranke, Weberling, Clapp, and Zimmer; and Ms. Rees received a merit increase of $2,870 in January 2012;

•
We did not pay any annual diluted earnings per share related cash incentive bonuses to our executive officers for 2012, but did pay cash incentive bonuses to certain NEOs based on the achievement of corporate, business unit, or individual performance objectives;

•
We made performance- and service-based long-term equity-based incentive awards to Messrs. Weberling, Clapp, and Zimmer and Ms. Rees for incentive and retention purposes and to further align their interests with that of our shareholders. In addition, we awarded Mr. Pomranke options to purchase shares of the Company’s common stock for incentive and retention purposes and to further align his interests with that of our shareholders.

Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors administers our overall Executive Compensation Program. We seek to reward our NEOs with a total compensation package that is competitive and aligned with the financial and non-financial business goals supporting our business strategy. When deemed appropriate, our Compensation Committee will seek input from its compensation consultant, Hay Group, Inc. During 2012, Hay Group provided the committee with general advice and assistance with executive compensation issues, review of certain disclosures related to the retirement of the former Chairman of the Board and Chief Executive Officer, and provided analysis regarding compensation for the new Chief Executive Officer. In addition, Hay Group reviewed and recommended revisions to the Bank’s compensation peer group and prepared a NEO compensation market analysis report used by the committee for compensation benchmarking purposes. The consultant attended two Compensation Committee meetings during 2012.

Our compensation philosophy and objectives have guided several important compensation-related decisions, including:

•
A significant portion of each NEO’s total compensation (up to 33% for 2012) is contingent upon, and variable with, achievement of corporate, business unit, and/or individual performance objectives and share price appreciation;

•	Equity awards are made to closely align the interests of our executives with our shareholders; and

•	Employment and change-in-control agreements with our NEOs are designed to promote continuity and stability of management.

Compensation Consultant Conflicts of Interest
The Compensation Committee has received and reviewed the Hay Group consultant independence letter to the committee addressing factors relevant under SEC rules in assessing whether Hay Group’s work for the committee has raised any conflicts of interest as well as Hay Group’s belief that no conflict of interest exists in its role as an adviser to the committee. The factors addressed included the following: Hay Group’s provision of services other than executive compensation advisory services to the committee; the level of fees received from the Company by Hay Group as a percentage of total revenue of Hay Group; the policies and procedures employed by Hay Group to avoid conflicts of interest; the extent of any business or personal relationships with any member of the committee or any executive officer of the Company; and any ownership of CFS stock by individuals employed by Hay Group to advise the committee. After considering these and other factors in their totality, no conflicts of interest with respect to Hay Group’s advice were identified by the committee.
Elements of Executive Compensation

The major components of our executive compensation program for our NEOs are comprised of the following elements:

•	base salary;

•	performance-based annual cash incentives;

•	long-term equity-based awards; and

•	retirement, other benefits, and perquisites.

Base Salary

We believe that base salary is a key element in attracting and retaining the necessary executive talent and must be both competitive and reflective of an executive’s responsibilities and inherent value to CFS. Individual salaries for NEOs are reviewed annually, and if warranted, adjusted to take into account such factors as individual performance, promotions, increased responsibilities, industry conditions, market competition, financial performance, and advice from Hay Group. In addition, the minimum base salaries of Messrs. Pomranke and Weberling provided for in their individual employment agreements are taken into consideration. For a discussion of these agreements, see Employment Agreements below.

In January 2012, Messrs. Pomranke, Weberling, Clapp, and Zimmer declined to accept the approved base salary increases as they believed it to be in the best interests of the Company, its shareholders and its employees to delay compensation increases until additional progress was made in executing the Company’s Strategic Growth and Diversification Plan.

In January 2013, there was a merit increase for Mr. Weberling of $4,600 and a merit increase/market adjustment for Messrs. Clapp and Zimmer and Ms. Rees, of $12,100, $10,500, and $7,630, respectively. In March 2013, Mr. Pomranke received a salary adjustment of $20,000.

Performance-based Annual Cash Incentive Awards

In January 2012, we established a targeted cash incentive (a percentage of base compensation) and set performance objectives for each NEO for the fiscal year.

In establishing performance objectives, the committee considered input from management concerning: operating forecasts and industry outlooks; specific performance objectives; measurability of performance objectives; and alignment of performance objectives with the Company’s overall strategic plan and budget. The performance objectives for 2012 were position specific and included corporate, business unit, and/or individual performance objectives that varied depending on each NEO’s responsibilities.

After performance objectives were established for each NEO, a weighted percentage was assigned to each objective relative to the impact it would have on achieving our strategic objectives and the respective NEO’s ability to impact the execution of the particular performance measure. Under the Cash Incentive Plan, the committee determines in February of the following year whether awards are earned and, therefore, paid.

The targeted annual cash incentive percentage, performance objectives, and related weighted percentages for each NEO for 2012 are identified in the following table:

Name	Targeted Incentive as a Percentage of Base Salary	Performance Objective	Weighted Percentage
Daryl D. Pomranke	31%	Diluted earnings per share	60%
		Reduction in non-performing assets	20
		Total deposit growth	20

Jerry A. Weberling	19	Diluted earnings per share	60
		Reduction in non-performing assets	20
		Individual performance objectives	20

Dale S. Clapp	21	Diluted earnings per share	60
		Total deposit growth	20
		Total loan originations	10
		Individual performance objectives	10

Daniel J. Zimmer	19	Diluted earnings per share	60
		Reduction in non-performing assets	20
		Individual performance objectives	20

Rebecca D. Rees	18	Diluted earnings per share	50
		Individual performance objectives	50

The potential payouts to our NEOs under the Cash Incentive Plan assume the above performance objectives are achieved with a maximum payout for the diluted earnings per share objective equal to 150% of target and a maximum payout for all other performance objectives equal to 100% of target. See 2012 Grants of Plan-Based Awards for the threshold, target, and maximum payout amounts.

Diluted Earnings Per Share

The Compensation Committee determined diluted earnings per share to be a key measure of our overall operating performance and established diluted earnings per share as a performance objective for each NEO in 2012. The Company must be profitable and meet a target diluted earnings per share amount based upon the Company’s 2012 budget in order for the annual diluted earnings per share related cash incentives determined under the plan to be fully earned and paid.

2012 Diluted Earnings Per Share Targets	% of Award Earned
$.45	50%
.53	76
.60	100

Our diluted earnings per share for 2012 was $.43, or $.02 below the minimum threshold level of diluted earnings per share required under the plan, therefore, our NEOs did not receive cash bonuses related to the diluted earnings per share component of the bonus plan.

Reduction in Non-performing Assets

Reducing the dollar amount of non-performing assets was a key corporate goal in 2012. Accordingly, we decided to include this corporate goal as a performance objective for those NEOs with the greatest ability to impact the execution of strategies to achieve this goal, namely, the President and Chief Executive Officer, the Chief Financial Officer, and the Senior Vice President – Senior Credit Officer. Given the short-term importance of achieving this corporate goal, a portion of the targeted cash incentives for these NEOs was conditioned on reducing the dollar amount of non-performing assets excluding the effects of loan charge-offs and other real estate owned writedowns for the year ended December 31, 2012. We define non-performing assets as the sum of non-accrual loans and other real estate owned. The established targets were as follows:

Non-performing Assets	Threshold	Target
Payout percentage	50%	100%
Targeted levels of reduction in non-performing assets	$12,970,000	$18,720,000

At December 31, 2012, our non-performing assets totaled $50.3 million compared to $64.7 million at December 31, 2011. We were successful in reducing our non-performing assets during 2012 primarily due to sales of other real estate owned totaling $9.7 million; repayments on non-accrual loans totaling $9.2 million; and loans transferred out of non-accrual status totaling $11.2 million, which included $9.8 million of restructured commercial real estate A-Note restructurings that were performing for at least six months. Gross non-accrual loan charge-offs totaling $4.6 million and writedowns on other real estate owned totaling $2.0 million also contributed to the decrease in non-performing assets. Partially offsetting these favorable decreases were new non-accrual loans that we identified during 2012 totaling $19.7 million. Excluding the loan charge-offs and writedowns on other real estate owned, our non-performing assets decreased $7.8 million, which was below the minimum threshold amount for 2012. As such, Messrs. Pomranke, Weberling, and Zimmer were not entitled to a bonus payout for this performance objective for 2012.

Deposit Growth

Growing deposits was another key corporate goal in 2012. This corporate goal was a performance objective for the President and Chief Executive Officer and the Executive Vice President – Sales Management to encourage the development of strategies to increase deposit growth opportunities and deepen existing deposit relationships. Deposit growth is a key strategic objective due to its favorable impact on our net interest margin as well as a low cost source of funding for loan growth. Deposit growth was measured by comparing our total deposits at December 31, 2012 to total deposits at December 31, 2011. The established targets were as follows:

Total Deposit Growth	Threshold	Target
Payout percentage	50%	100%
Targeted levels of deposit growth for 2012	$19,550,000	$39,100,000

Our deposit growth for the year ended December 31, 2012 was $17.7 million, excluding the effects of management’s decision to exit two large single-service deposit relationships. Consequently, since the deposit growth did not meet the threshold of $19.6 million, Messrs. Pomranke and Clapp were not entitled to a bonus payout for this performance objective for 2012.

Loan Originations

In 2012, we placed emphasis on prudent loan growth by making it a performance objective for the Executive Vice President – Sales Management. The established targets were as follows:

Loan Originations	Threshold	Target
Payout percentage	50%	100%
Targeted levels of loan originations for 2012	$85,000,000	$169,000,000

Our loan originations for the year ended December 31, 2012 were $173.7 million. Consequently, Mr. Clapp was entitled to a 100% cash incentive payout at the percentage of the targeted incentive assigned to him for achieving this performance objective, which was 10%. The value of this portion of the cash incentive payout for Mr. Clapp was $3,906.

Business Unit and Individual Performance Objectives

For 2012, we determined that it was appropriate to assign business unit and individual performance objectives for certain NEOs as a measure for improving our financial and operating performance. The objectives were selected based on the NEO’s specific potential relative impact on our operations. These objectives were also reflective of the position and responsibilities of our NEOs in relation to the achievement of our strategic goals.

Jerry A. Weberling. Mr. Weberling, our Chief Financial Officer, had business unit/individual performance objectives related to the implementation of a new in-house interest-rate risk model from a third-party vendor and the development of a new comprehensive integrated Asset Liability Management Policy. Maximum achievement of Mr. Weberling’s business unit/individual performance objectives would have constituted a payout of 20% of his total targeted cash incentive percentage of 19%, or a maximum potential cash payout of $8,569. A percentage was assigned to each business unit/individual performance objective based on the importance we placed on each objective in relation to our operational performance. Mr. Weberling achieved his business unit/individual performance objectives at a 95% level and was entitled to receive a cash payout of $8,141 for 2012.

Dale S. Clapp. Mr. Clapp, our Executive Vice President – Sales Management, had business unit/individual performance objectives tied to the performance of our business banking unit along with the completion of risk-assessments, inclusive of business continuity disaster recovery planning and record retention. Maximum achievement of Mr. Clapp’s business unit/individual performance objectives would constitute a payout of 10% of his total targeted cash incentive percentage of 21%, or a maximum potential cash incentive payout of $3,906. A percentage was assigned to each business unit/individual performance objective based on the importance we placed on each objective in relation to our operational performance. Mr. Clapp achieved his business unit/individual performance objectives at a 100% level and was entitled to receive a bonus payout of $3,906 for 2012.

Daniel J. Zimmer. Mr. Zimmer, our Senior Vice President – Senior Credit Officer, had business unit/individual performance objectives tied to the performance and efficiency of our credit function along with the completion of risk-assessments, inclusive of business continuity disaster recovery planning and record retention. The business unit/individual performance objectives for Mr. Zimmer were designed to promote prudent credit risk management practices, improve operational performance, and reduce non-interest expense. Maximum achievement of Mr. Zimmer’s business unit/individual performance objectives would constitute a payout of 20% of his total targeted cash incentive percentage of 19%, or a maximum potential cash bonus payout of $5,920. A percentage was assigned to each business unit/individual performance objective based on the importance we placed on each objective in relation to our operational performance. Mr. Zimmer achieved his business unit/individual performance objectives at a 100% level and was entitled to receive a payout of $5,920 for 2012.

Rebecca D. Rees. Ms. Rees, our Senior Vice President – Information Systems and Operations, had business unit/individual performance objectives tied to addressing the changing needs of our workforce regarding remote access, mobile delivery, enhanced delivery of on-line training, and strengthening our information and record retention policies and procedures. The business unit/individual performance objectives for Ms. Rees were designed to increase efficiency by integrating technology. Maximum achievement of Ms. Rees’ business unit/individual performance objectives would constitute a payout of 50% of her total targeted cash incentive percentage of 18%, or a maximum potential cash bonus payout of $13,173. A percentage was assigned to each business unit/individual performance objective based on the importance we placed on each objective in relation to our operational performance. Ms. Rees achieved her business unit/individual performance objectives at a 100% level and was entitled to receive a payout of $13,173 for 2012.

The following table is a recap of the sources and amounts of the performance-based annual cash incentive bonus paid for 2012 for each NEO:

Name	Diluted Earnings Per Share ($)	Reduction in Non- performing Assets ($)	Deposit Growth ($)	Loan Originations ($)	Business Unit and Individual Performance Objectives ($)	Total ($)
Daryl D. Pomranke	—	—	—	N/A	N/A	—
Jerry A. Weberling	—	—	N/A	N/A	8,141	8,141
Dale S. Clapp	—	N/A	—	3,906	3,906	7,812
Daniel J. Zimmer	—	—	N/A	N/A	5,920	5,920
Rebecca D. Rees	—	N/A	N/A	N/A	13,173	13,173

Long-term Equity-based Incentive Awards

We believe that long-term equity-based compensation can be an effective means of creating a link between the compensation provided to certain executives and employees, including our NEOs, and gains realized by our shareholders on their investment in CFS common stock. We utilize both performance- and service-based equity compensation as a way to align the interests of our employees with the interests of our shareholders. We believe these awards encourage employees to create shareholder value through the prospect of higher stock values, thereby increasing the value of their award.

Performance-based Awards

During 2012, a total of 8,869 performance-based restricted stock awards were granted to our NEOs as follows: Mr. Weberling – 3,132 shares; Mr. Clapp – 2,583 shares; Mr. Zimmer – 1,731 shares; and Ms. Rees – 1,423 shares.

The performance-based restricted stock awards granted in 2012 were subject to the achievement of a performance objective related to our 2012 fiscal year as well as service-based vesting requirements. The committee decided to use a one-year performance period because of the difficulty of establishing performance targets for more than a single year due to the continuing uncertain economic conditions. If the performance objective was achieved, the awards were earned. If earned, the awards would then vest at a rate of 33% on May 1, 2014; 33% on May 1, 2015; and 34% on May 1, 2016 only if the NEO continued to be employed by us on the applicable vesting dates. If the NEO is not employed by us on a vesting date, the unvested portion of an earned award and any unpaid dividends are forfeited.

The committee established diluted earnings per share as the corporate performance objective for the 2012 performance-based restricted stock awards. The percentage of the 2012 performance-based restricted stock awards earned by the NEOs was based on the level of actual diluted earnings per share achieved by the Company for 2012, relative to the established targets of diluted earnings per share.

The following table shows the 2012 diluted earnings per share performance targets and the percentage of the award that would be earned for achieving various levels of diluted earnings per share performance. If we achieve diluted earnings per share performance between two targets, we perform a mathematical interpolation to calculate the bonus payout percentage.

2012 Diluted Earnings Per Share Targets	% of Award Earned
$.45	50%
.53	76
.60	100

Our actual diluted earnings per share for the year ended December 31, 2012 was $.43, which fell $.02 below the threshold diluted earnings per share target amount. Consequently, all of the 2012 performance-based restricted stock awards were considered unearned and forfeited effective February 25, 2013.

The committee established diluted earnings per share as the corporate performance objective for the 2013 performance-based restricted stock awards. In February 2013, the Compensation Committee approved the grant of 6,241 performance-based restricted stock awards to our NEOs as follows: Mr. Weberling – 2,201 shares; Mr. Clapp – 1,895 shares; Mr. Zimmer – 1,114 shares; and Ms. Rees – 1,031 shares. In March 2013, the Compensation Committee approved the grant of 4,800 performance-based restricted stock awards to Mr. Pomranke. The 2013 performance-based restricted stock awards will be earned by the NEOs based on the level of actual diluted earnings per share achieved by the Company for 2013.

Service-based Awards

During 2012, a total of 5,912 service-based restricted stock awards were granted to our NEOs as follows: Mr. Weberling – 2,088 shares; Mr. Clapp – 1,722 shares; Mr. Zimmer – 1,154 shares; and Ms. Rees – 948 shares. The 2012 service-based restricted stock awards will vest at a rate of 33% on May 1, 2014; 33% on May 1, 2015; and 34% on May 1, 2016, only if the NEO continues to be employed by us on the applicable vesting dates.

Also, Mr. Pomranke was awarded options to purchase 20,000 shares of the Company’s common stock at an exercise price of $4.40 per share, the closing price of the Company’s common stock on that date. The options vest ratably over four years on each anniversary date of the award.

In February 2013, the Compensation Committee approved the grant of 10,036 service-based restricted stock awards to our NEOs as follows: Mr. Weberling – 3,354 shares; Mr. Clapp – 2,983 shares; Mr. Zimmer – 2,045 shares; and Ms. Rees – 1,654 shares. In March 2013, the Compensation Committee approved the grant of 3,200 service-based restricted stock awards to Mr. Pomranke. The 2013 service-based restricted stock awards will vest at a rate of 33% on May 1, 2015, 33% on May 1, 2016, and 34% on May 1, 2017, only if the NEO continues to be employed by us on the applicable vesting dates.

Retirement Plan

We sponsor a Retirement Plan which is a tax-qualified retirement plan for our eligible employees, including the NEOs. Our employees are generally eligible to participate in the Retirement Plan after completing three consecutive months of service and attaining age 21. Participants’ contributions are deferred and invested in various investment options. In 2012, the Bank made matching contributions to the Retirement Plan equal to 100% of an employee’s contributions of up to 1% of compensation and 50% of the employee’s contributions on the next 5% of compensation. Subject to the limits imposed by the Internal Revenue Code, employees may defer, on a pre- or post-tax basis, up to 100% of their compensation to the Retirement Plan. Employees are fully vested in their matching contributions after two years of service. See column (i) of the Summary Compensation Table for the matching contributions allocated to the Retirement Plan for each NEO for 2012.

Employment Agreements

We also take into consideration the employment agreements we have with Messrs. Pomranke and Weberling when determining their compensation. We maintain employment agreements with certain NEOs to provide continuity and stability to our senior management team and are typical within our industry. The agreements contain provisions that will require us to make payments to these NEOs upon the termination of their employment (other than for cause or due to a voluntary resignation without good reason) or under certain circumstances following a change-in-control, provided applicable regulatory approvals are obtained. We include severance provisions in the employment agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interests of the Company and its shareholders. For a discussion of these agreements, see Employment Agreements below.

Change-in-Control Arrangements

At December 31, 2012, each of Messrs. Clapp and Zimmer had change-in-control agreements with the Bank. Prior to December 31, 2012, the Bank submitted a request to the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC) for approval to extend these agreements for an additional twelve (12) month term ending on December 31, 2013. The Bank also submitted a request to enter into a change-in-control agreement with Ms. Rees. On January 16, 2013, the Bank received a request from the OCC for additional information in connection with the Bank’s request for approval to renew the existing change-in-control agreements with Messrs. Clapp and Zimmer and to enter into a change-in-control agreement with Ms. Rees. The Bank provided the requested information to the OCC and the FDIC on February 19, 2013. The Bank is currently waiting to receive approval for these requests from the OCC and the FDIC. We maintain change-in-control agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interest of our shareholders in the event of a change-in-control of the Company and/or the Bank. For a discussion of these agreements, see Change-in-Control Agreements below.

All of our equity compensation plans provide immediate vesting of all unvested awards upon a change-in-control.

Perquisites and Additional Benefits

NEOs participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain NEOs receive other additional perquisites that are described in Footnote 5 to column (i) in the Summary Compensation Table. We disclose all perquisites provided to the NEOs, even if the value of the perquisites falls below the disclosure thresholds under applicable SEC rules. The additional benefits and perquisites that we provide to our NEOs include group insurance benefits typically provided by employers as well as automobile and club memberships that are used for business purposes and that we believe are an important component of an effective compensation plan.

Additional Information Relating to Executive Compensation

Director and Named Executive Officer Stock Ownership Guidelines

We have adopted share retention and ownership guidelines for our Directors and NEOs. Our guidelines are based upon the market value of our common stock as a multiple of the Director’s or NEO’s base compensation.

Under the stock ownership guidelines, our Directors and NEOs are expected to accumulate and retain shares of our common stock to meet the applicable stock ownership level within five years from January 1, 2011, or within five years from the date appointed as a NEO.

Position	Stock Ownership Level
Non-Employee Directors	3 times annual cash retainer
President and Chief Executive Officer	2 times annual base compensation
Executive Vice Presidents and other Named Executive Officers	1 times annual base compensation

All Executives are expected to retain the equivalent of 50% of the after tax-effected shares acquired by performance or service-based restricted stock awards, or any stock option upon exercise, until they achieve the specified stock ownership level and thereafter must maintain such ownership level. All non-employee Directors are expected to retain 100% of the after tax-effected shares acquired by restricted stock awards or any stock option upon exercise until resignation or retirement from the Board.

If a Director or Executive has not reached the targeted ownership level by January 1, 2016 or within five years from the date appointed as NEO, such individual will not be entitled to any further equity-based awards.

Executive Compensation Clawback Policy

We will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments and to seek to recover any cash or equity-based incentive compensation paid to certain Executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.

The Compensation Committee approved a compensation clawback policy intended to be consistent with the provisions and meant to be construed as in accordance with the requirements of the Dodd-Frank Act. If the Board of Directors of CFS Bancorp, Inc. or an appropriate committee thereof, has determined that the Company must restate the consolidated financial statements that are required to be filed with the SEC pursuant to applicable securities laws as a result of material noncompliance with the financial reporting requirements of such securities laws or misstatement of financial metrics, then the Company will have the right to recoup certain incentive compensation paid to its current or former Executive Officers (collectively, the Affected Individuals). Specifically, the Company shall have the right to recoup certain incentive compensation paid to such Affected Individuals for the three-year period preceding the restatement of the Company’s consolidated financial statements.

Compensation Risk

Our internal risk assessment indicates that our incentive compensation plans are not designed to encourage, either intentionally or unintentionally, excessive risk taking. Mitigating factors and various oversight elements are in place for the NEOs and other officers and employees that have decision making authority, strategic planning responsibilities, or participate in an incentive program. The focus of our compensation programs is to reward long-term value creation and avoid excessive risk.

The Compensation Risk Assessment Committee is comprised of our Senior Vice President – Human Resources and Education, Vice President – Internal Audit, and Vice President – Human Resources and Education. The committee is responsible for conducting an annual risk-rating assessment of the incentive compensation programs available to our employees and to present a report of this assessment annually to the Compensation Committee.

Our Compensation Committee, with input from Hay Group, reviewed our compensation policies and practices for all employees, including the NEOs, for 2012. As it had in prior years, the Compensation Committee, based on the report of the Compensation Risk Assessment Committee, concluded that the individual elements and overall mix of our executive compensation did not encourage management to assume excessive business risks in 2012.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our NEOs during 2012, 2011, and 2010. Information relating to the amounts shown in this table and in the tables that follow is set forth in the Compensation Discussion and Analysis above and in the footnotes and narrative which accompany the tables.

Name And Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)	Non-equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)(5)	Total ($) (j)
Daryl D. Pomranke	2012	260,000	18,500	—	48,418	—	—	31,808	358,726
President and Chief	2011	258,153	18,500	53,081	—	—	—	29,974	359,708
Executive Officer	2010	248,000	18,500	49,551	—	33,091	—	27,187	376,329

Jerry A. Weberling	2012	225,500	—	31,163	—	8,141	—	16,658	281,462
Executive Vice	2011	224,654	—	24,233	—	—	—	15,680	264,567
President and Chief	2010	126,077	—	39,401	—	16,580	—	9,761	191,819
Financial Officer

Dale S. Clapp	2012	186,000	6,750	25,701	—	7,812	—	14,929	241,192
Executive Vice	2011	180,016	6,750	19,990	—	—	—	19,891	226,647
President – Sales	2010	175,000	6,750	24,776	—	27,524	—	13,176	247,226
Management

Daniel J. Zimmer	2012	155,800	6,220	17,223	—	5,920	—	12,240	197,403
Senior Vice President	2011	154,348	6,220	13,392	—	—	—	11,611	185,571
– Senior Credit	2010	145,000	6,220	19,118	—	11,466	—	10,082	191,886
Officer

Rebecca D. Rees	2012	146,315	3,750	14,155	—	13,173	50,000	18,532	245,925
Senior Vice President	2011	142,962	3,750	10,790	—	—	88,000	11,463	256,965
– Information	2010	140,000	3,750	26,307	—	20,103	36,000	9,966	236,126
Systems and
Operations

(1)	The amounts in column (d) represent payments made on May 1 of each year shown to the NEO under the 2009 Service Retention Program upon the vesting of 25% of the awards granted in January 2009.

(2)
The amounts shown in column (e) represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718-10, Compensation – Stock Based Compensation (ASC 718-10), for service-based restricted stock awards granted in 2012 under our Equity Incentive Program and performance-based restricted stock awards granted in 2012 at the target level. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to grants, refer to Note 9 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. See the 2012 Grants of Plan-Based Awards table for additional information on awards made in 2012.

(3)
The amounts shown in column (g) represent the amounts earned as a bonus under the Cash Incentive Plan, which were based on corporate, business unit, and/or individual performance objectives and diluted earnings per share for the applicable year as discussed further under Compensation Discussion and Analysis. See also the footnotes to the 2012 Grants of Plan-Based Awards table. No diluted earnings per share performance-based cash awards were earned for 2012 based on the Company’s diluted earnings per share targets for 2012.

(4)	The amounts shown in column (h) represent the increase in the present value of Ms. Rees’ benefits under the Pension Plan. See 2012 Pension Benefits below.

(5)	The amounts shown in column (i) reflect the following for 2012:

Supplement to All Other Compensation Column

Name	Retirement Plan Match ($)	Country Club and Health Club Membership ($)	Car Allowance ($)	Welfare Benefits ($)	Restricted Stock Dividends ($)	Total All Other Compensation ($)
Daryl D. Pomranke	8,750	3,000	5,344	13,180	1,534	31,808
Jerry A. Weberling	8,155	—	7,500	830	173	16,658
Dale S. Clapp	6,746	—	6,810	764	610	14,930
Daniel J. Zimmer	5,685	420	—	5,497	638	12,240
Rebecca D. Rees	5,252	—	—	12,751	529	18,532

2012 Grants of Plan-Based Awards

The following table presents information relating to the 2012 cash incentive plan awards; equity-based incentive plan awards; and awards of options, restricted stock, and similar instruments under performance-based plans. The table also shows the equity-based compensation awards granted in 2012 that are not performance-based where the payout or future value is tied to our stock price at the time the shares are vested and not to other performance criteria.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (j)(4)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)(5)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Daryl D. Pomranke	1/3/2012	16,120	80,600	104,780	—	—	—	—	—	—	—
	1/3/2012	—	—	—	—	—	—	—	20,000	4.40	48,418

Jerry A. Weberling	2/27/2012	8,569	42,845	55,699	—	—	—	—	—	—	—
	2/27/2012	—	—	—	—	—	3,132	2,088	—	—	31,163

Dale S. Clapp	2/27/2012	7,812	39,060	50,778	—	—	—	—	—	—	—
	2/27/2012	—	—	—	—	—	2,583	1,722	—	—	25,701

Daniel J. Zimmer	2/27/2012	5,920	29,602	38,483	—	—	—	—	—	—	—
	2/27/2012	—	—	—	—	—	1,731	1,154	—	—	17,223

Rebecca D. Rees	2/27/2012	6,587	26,347	32,933	—	—	—	—	—	—	—
	2/27/2012	—	—	—	—	—	1,423	948	—	—	14,155

(1)
The Cash Incentive Plan provides for an opportunity to earn a performance-based cash bonus. The percent of payout was based on the percentage of achievement in each assigned category. Depending on performance, award payouts may range from 50% to 100%; if the threshold level is met for meeting non-performing assets, deposit growth, loan origination, and business unit and/or individual performance objectives and zero to 150% for the diluted earnings per share component.

(2)
The Equity Incentive Plan provides for an opportunity to earn performance-based restricted shares. The 2012 awards provided that up to a specific number of restricted shares could be earned, which amount is set forth in the maximum column. Depending on performance, awards may range from zero to 100% of such amount. The 2012 performance-

based awards under the Equity Incentive Plan were based on diluted earnings per share and were not earned because the 2012 minimum diluted earnings per share threshold was not achieved.

(3)	The Equity Incentive Plan permits awards of service-based restricted shares. The 2012 service-based awards vest 33%, 33%, and 34% on May 1, 2014, 2015, and 2016, respectively.

(4)
The Equity Incentive Plan permits awards of stock options to purchase shares of the Company’s common stock at an exercise price equal to the closing price of CFS common stock on date of grant. The options granted in 2012 vest ratably over four years on each anniversary date of the award.

(5)	The amounts in this column are the grant date fair value of the awards reported in the table computed in accordance with ASC 718-10.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each NEO, the number of shares of our common stock subject to outstanding stock options and stock awards that were unexercised or unvested at December 31, 2012.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(8)
Daryl D. Pomranke	—	20,000	—	4.40	1/3/2022	—	—	12,675	(3)	79,472
Jerry A. Weberling	—	—	—	—	—	—	—	11,331	(4)	71,045
Dale S. Clapp	—	—	—	—	—	—	—	10,356	(5)	64,932
Daniel J. Zimmer	—	—	—	—	—	—	—	7,540	(6)	47,276
Rebecca D. Rees	10,000	—	—	13.99	5/19/2013	—	—	6,547	(7)	41,050
	6,000	—	—	14.64	4/7/2014	—	—	—		—
	8,000	—	—	13.48	7/25/2015	—	—	—		—

(1)	All options awarded on or before September 26, 2005 are fully vested.

(2)	Mr. Pomranke’s options vest as follows: 5,000 on January 3, 2013; 5,000 on January 3, 2014; 5,000 on January 3, 2015; and 5,000 on January 3, 2016.

(3)	Mr. Pomranke’s Equity Incentive Plan awards vest as follows: 6,990 on May 1, 2013; 4,399 on May 1, 2014; and 1,286 on May 1, 2015.

(4)	Mr. Weberling’s Equity Incentive Plan awards vest as follows: 2,728 on May 1, 2013; 4,536 on May 1, 2014; 2,327 on May 1, 2015; and 1,740 on May 1, 2016.

(5)	Mr. Clapp’s Equity Incentive Plan awards vest as follows: 3,440 on May 1, 2013; 3,561 on May 1, 2014; 1,920 on May 1, 2015; and 1,435 on May 1, 2016.

(6)	Mr. Zimmer’s Equity Incentive Plan awards vest as follows: 2,743 on May 1, 2013; 2,548 on May 1, 2014; 1,286 on May 1, 2015; and 963 on May 1, 2016.

(7)	Ms. Rees’ Equity Incentive Plan awards vest as follows: 2,459 on May 1, 2013; 2,245 on May 1, 2014; 1,052 on May 1, 2015; and 791 on May 1, 2016.

(8)	The market value was computed by multiplying the number of shares by $6.27, the closing price of our common stock on the last trading day of 2012.

2012 Option Exercises and Stock Vested

The following table summarizes, for each NEO, the number of shares acquired and value realized upon exercise of options or the vesting of stock awards during 2012.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Daryl D. Pomranke	—	—	7,910	43,901
Jerry A. Weberling	—	—	2,159	11,982
Dale S. Clapp	—	—	3,646	20,235
Daniel J. Zimmer	—	—	3,313	18,387
Rebecca D. Rees	—	—	2,891	16,045

(1)
The amount represents the aggregate amount realized which was determined by multiplying the number of shares by $5.55, the closing price of our common stock on May 1, 2012, the vesting date for the awards.

2012 Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the Bank’s qualified defined-benefit pension plan as supplemented by the supplemental benefit plan adopted by the Bank. The benefits under the qualified defined-benefit plan were frozen in 2003.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Net Present Value of Accumulated Benefits ($) (d)	Payments During Last Fiscal Year ($) (e)
Daryl D. Pomranke (1)	Pension Plan	—	—	—
Jerry A. Weberling (1)	Pension Plan	—	—	—
Dale S. Clapp (1)	Pension Plan	—	—	—
Daniel J. Zimmer (1)	Pension Plan	—	—	—
Rebecca D. Rees (2)	Pension Plan	20	413,000	—

(1)	Messrs. Pomranke, Weberling, Clapp, and Zimmer are not participants in the Pension Plan.

(2)
The net present value is calculated at December 31, 2012, using the accrued benefit multiplied by the present value factor based on an assumed age of 65 at retirement and the RP-2000 Mortality Table and 4.05% interest.

The Pension Plan benefits shown in the table above represent the net present value of Ms. Rees’ accumulated pension benefit. Benefits under the Pension Plan generally may be paid as a monthly annuity for the life of the participant (or the lives of the participant and their spouse) or in the form of an actuarially equivalent lump sum payment. The annual pension benefit is the product of (i) the participant’s number of years of credited benefit service, multiplied by (ii) the sum of 1.5%

of that portion of the participant’s covered compensation after 1998 and 2% of the participant’s covered compensation before that year. Compensation covered by the plan is the average compensation, as limited by the Internal Revenue Code, for the five consecutive years of employment which produce the highest such average.

Employment Agreements

CFS and the Bank maintain employment agreements with Messrs. Pomranke and Weberling. We have entered into agreements with these executive officers because we believe they promote continuity and provide certainty and stability in our management team and the agreements are typical within our industry. The term of Mr. Pomranke’s employment agreement with CFS and the Bank continues through June 23, 2014 and Mr. Weberling’s employment agreement with CFS and the Bank continues through February 18, 2014. CFS and the Bank may, upon receipt of regulatory approval, extend each agreement by an additional twelve (12) month period. The agreements provide Messrs. Pomranke and Weberling base salaries of $280,000 and $230,100, respectively, which may be increased from time to time by the Boards of Directors of CFS and the Bank.

No excise tax gross-ups are provided under the agreements. In the event that any payment or other benefit to be received upon any termination of employment (including in connection with a change-in-control of either CFS or the Bank) would not be deductible for federal income tax purposes by us, then the payments and benefits otherwise payable will be reduced to the highest amount that avoids the application of Internal Revenue Code Section 280G.

Employment under these agreements can be terminated by the Executive, CFS, or the Bank at any time without cause. Upon receipt of applicable regulatory approvals, the Executive will be entitled to a cash severance amount if he terminates his respective employment because:

•	of the failure of CFS or the Bank to comply with any material provision of the employment agreement;

•	the employment agreement is terminated by CFS or the Bank other than for cause, disability, retirement, or death; or

•	of certain adverse actions which are taken with respect to the Executive’s employment following a change-in-control of CFS.

The cash severance amount is based upon a three-year average of the Executive’s compensation (as defined in each employment agreement) in the following amounts:

•	Daryl D. Pomranke – 250% of average annual compensation and

•	Jerry A. Weberling – 150% of average annual compensation.

The agreements with Messrs. Pomranke and Weberling provide that the Executive will receive welfare benefits that are in effect for the balance of the term if the agreement is terminated without cause by us.

If a change-in-control of the Company or the Bank had occurred and Mr. Pomranke was terminated effective December 31, 2012 (and all applicable regulatory approvals had been received), he would have been entitled to a lump-sum cash severance payment of $716,779 under his agreement. If a change-in-control of the Company or the Bank had occurred and Mr. Weberling was terminated effective December 31, 2012 (and all applicable regulatory approvals had been received), he would have been entitled to a lump-sum cash severance payment of $351,962 under his agreement.

Each of the employment agreements contains non-competition and non-solicitation covenants that apply (except in the event of the termination of employment under certain circumstances) while the Executive is employed by the Company or the Bank and on a post-employment basis as follows: Mr. Pomranke – 30 months and Mr. Weberling – 18 months. In addition, at all times during and following their employment by us, Messrs. Pomranke and Weberling are also subject to additional confidentiality and non-disparagement covenants and restrictions.

Change-In-Control Agreements

We maintain change-in-control agreements with certain of our NEOs to provide assurances to them and focus their efforts on acting in the best interest of our shareholders in the event of a change-in-control of the Company and/or the Bank. As of December 31, 2012, the Bank maintained change-in-control agreements with Messrs. Clapp and Zimmer. Prior to December 31, 2012, the Bank submitted a request to the OCC and FDIC for approval to extend these agreements for an additional twelve (12) month period ending on December 31, 2013. In addition, we have submitted a request to the OCC and FDIC for approval to enter into a change-in-control agreement with Ms. Rees. On January 16, 2013, the Bank received a request from the OCC for additional information in connection with the Bank’s request for approval to renew the existing change-in-control agreements with Messrs. Clapp and Zimmer and to enter into a change-in-control agreement with Ms. Rees. The Bank provided the requested information to the OCC and FDIC on February 19, 2013. The Bank is currently waiting to receive regulatory approval for these requests. Mr. Clapp serves as an Executive Vice President with primary responsibility for sales management and marketing at the Bank; Mr. Zimmer serves as a Senior Vice President – Senior Credit Officer of the Bank; and Ms. Rees serves as a Senior Vice President – Information Systems and Operations.  These agreements are not employment agreements or a guarantee or commitment for continued employment of Messrs. Clapp or Zimmer or Ms. Rees by the Bank.  Messrs. Clapp and Zimmer and Ms. Rees are employees-at-will of the Bank.  The agreements do not affect or limit the right of the Bank or of Messrs. Clapp or Zimmer or Ms. Rees to terminate their respective employment with the Bank at any time for any reason or for no reason. The following discussion assumes that the OCC will approve the renewal of the agreements for Messrs. Clapp and Zimmer and the execution of an agreement with Ms. Rees.

The term of each change-in-control agreement is one year.  The agreements provide that the Bank’s Board of Directors will review each agreement within 60 days prior to the first anniversary date of the agreement and within 60 days prior to each subsequent one-year anniversary thereafter. The Board review will determine whether the term of each agreement will be extended for a period of one year in addition to the then remaining term, subject to receipt of all applicable regulatory approvals.  If the Bank’s Board determines not to extend the term of an agreement, then that agreement will terminate.

Our change-in-control agreements are double-trigger agreements. Each change-in-control agreement provides that if Messrs. Clapp or Zimmer or Ms. Rees terminates his or her employment for good reason upon or within two years following a change-in-control of CFS or the Bank then, subject to receipt of all applicable regulatory approvals for such payments, the terminated employee will be entitled to change-in-control payments (payable in cash) equal to 100% of his or her average monthly base salary for a period of twelve (12) months following his or her last day of employment with the Bank. Messrs. Clapp and Zimmer and Ms. Rees are entitled, subject to receipt of all applicable regulatory approvals for such payments, to the same payment if the Bank terminates his employment for any reason (other than for cause or a disability of the executive) currently with, or during the two-year period immediately following, a change-in-control of CFS or the Bank. Each agreement also provides that, if Messrs. Clapp or Zimmer or Ms. Rees is participating in our group health insurance plan at the time his or her employment is terminated and if he or she has made an appropriate election to continue insurance coverage for himself or herself and/or his or her spouse and legal dependents under COBRA, then the terminated employee will pay the premiums for continued group health coverage and we will reimburse him or her for a limited period of time for the premiums he or she actually pays for the continued coverage.

Each change-in-control agreement also contains non-competition and non-solicitation covenants that apply while Messrs. Clapp and Zimmer and Ms. Rees are employed by the Bank and on a post-employment basis. In addition, at all times during and following their employment by us, Messrs. Clapp and Zimmer and Ms. Rees are subject to additional confidentiality and non-disparagement covenants and restrictions.

If a change-in-control of the Company or the Bank had occurred and Mr. Clapp was terminated effective December 31, 2012 (and all applicable regulatory approvals had been received), he would have been entitled to a lump-sum cash severance payment of $177,608 under his agreement. If a change-in-control of the Company or the Bank had occurred and Mr. Zimmer was terminated effective December 31, 2012 (and all applicable regulatory approvals had been received), he would have been entitled to a lump-sum cash severance payment of $149,153 under his agreement. If the Bank had entered into a change-in-control agreement with Ms. Rees prior to December 31, 2012 and a change-in-control of the Company or the Bank had occurred and Ms. Rees was terminated effective December 31, 2012 (and all applicable regulatory approvals had been received), she would have been entitled to a lump-sum cash severance payment of $142,141 under her agreement.

DIRECTOR COMPENSATION

We pay our non-executive Directors an annual retainer of $6,000 for service on the Board of Directors and $20,000 for service on the Bank’s Board of Directors. We also pay Compensation Committee members $550 per committee meeting attended, with the committee Chairman receiving an additional $100 per meeting that he presides over. We pay Audit Committee members $750 per committee meeting attended, with the committee Chairman receiving an additional $250 per meeting that he presides over. We pay Corporate Governance and Nominating Committee members $200 per meeting attended. Non-employee Directors attending Executive Committee meetings receive $200 per meeting attended. Non-employee directors attending Asset Liability Management Committee (a committee of the Bank’s Board) meetings receive $400 per committee meeting attended. Occasionally, committee members may receive smaller stipends for abbreviated committee meetings at the discretion of the respective committee’s Chairman.

Director compensation is subject to periodic adjustment by the Board. All members of the Board also serve as members of the Bank’s Board of Directors. Mr. Pomranke is not compensated for attending any Board or committee meetings.

As Chairman of the Board of Directors of the Company and the Bank as non-executive Chairman, Mr. Ross is paid $4,000 per month in addition to the customary fees paid to each Director in connection with serving on any Board committees.

The following table details the compensation earned by each non-employee Director of CFS, either from CFS or the Bank, during 2012.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Nonqualified Deferred Compensation Earnings ($) (f)(2)	All Other Compensation ($) (g)(3)	Total ($) (h)
Gregory W. Blaine	31,500	—	—	—	—	241	31,741
Gene Diamond	29,400	—	—	—	—	241	29,641
John W. Palmer	28,500	—	—	—	—	—	28,500
Robert R. Ross	55,735	—	—	—	—	241	55,976
Joyce M. Simon (1)	29,000	—	—	—	33,648	241	62,889

(1)	The amount in column (b) includes $14,500 of the total $29,000 in director fees earned during 2012 and deferred into the Directors’ Deferred Compensation Plan.

(2)
The amount shown in column (f) represents all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the Rabbi Trust under the Directors’ Deferred Compensation Plan.

(3)	Amounts shown consist of dividends paid on restricted stock unit awards.

The following table presents the number of shares of common stock subject to outstanding options that were unexercised or unvested at December 31, 2012 for each Director.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Average Option Exercise Price ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (f)(1)
Gregory W. Blaine	11,000	14.04	408	2,558
Gene Diamond	11,000	14.04	408	2,558
John W. Palmer	—	—	—	—
Robert R. Ross	16,000	14.06	408	2,558
Joyce M. Simon	16,000	14.06	408	2,558

(1)	The market value was computed by multiplying the number of shares by $6.27, the closing price of our common stock on the last trading day of 2012.

Directors’ Deferred Compensation Plan

All non-employee Directors may choose to defer some or all of their annual compensation and receive the amounts due to them following retirement as a Director. The deferred amounts are placed in Rabbi Trusts established by CFS to fund its obligations under the plan. Substantially all trust assets are required to be invested in CFS common stock but remain subject to the claims of our general creditors.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the selection of BKD, LLP to serve as our independent registered public accounting firm to audit our financial statements for 2013. The committee and the Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance.

The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2013, will be approved if the votes cast for the proposal exceed those cast against the proposal provided that a quorum is present in person or by proxy at the annual meeting. If the shareholders do not ratify the selection, the Audit Committee will consider any information submitted by the shareholders in connection with the selection for next year. Even if the appointment is ratified, the committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee believes such a change would be appropriate.

We expect that a representative of BKD, LLP will be at the annual meeting. This representative will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR the ratification of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following fees were billed by BKD, LLP for 2012 and 2011.

Audit Fees

The aggregate audit fees billed by BKD, LLP include amounts for the audit of our annual consolidated financial statements, the reviews of the condensed consolidated financial statements included in our quarterly reports on Form10-Q, including related services such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC and other regulatory bodies. Audit fees for the years ended December 31, 2012 and 2011 were $227,500 and $230,575, respectively.

Audit-Related Fees

BKD, LLP audited our benefit plans for the years ended December 31, 2011 and 2010. The amount of fees billed during 2012 and 2011 relating to this work were $20,000 and $28,000, respectively. BKD, LLP did not provide any other audit-related services during 2012 and 2011.

Tax Fees

The aggregate fees billed for professional services provided by BKD, LLP related to income tax return preparation, assistance with quarterly tax estimates, and consulting on various tax matters for the years ended December 31, 2011 and 2010. The amount of fees billed during 2012 and 2011 relating to this work were $27,200 and $24,925, respectively.

All Other Fees

There were no fees billed for services which are not included above for 2012 or 2011.

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm. In addition, the committee will consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The committee will also consider on a case-by-case basis and, if appropriate, approve specific services that were not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the committee’s Chairman between regular meetings. In the period between committee meetings, the committee’s Chairman is authorized to pre-approve such services on behalf of the committee provided that the pre-approval is reported to the committee at its next regularly scheduled meeting. The committee will regularly review summary reports detailing all services and the fees for those services being provided to us by our independent registered public accounting firm.

During 2012, all services provided by BKD, LLP were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates this report by reference, and will not otherwise be deemed filed under these Acts.

The Audit Committee reviewed and discussed with management and BKD, LLP, our independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2012. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. BKD, LLP audited our financial statements as of and for the year ended December 31, 2012, and expressed an opinion that the consolidated financial statements present fairly, in all material respects, the consolidated financial position, results of operations, and cash flows of the Company and its subsidiaries as of and for the year in conformity with generally accepted accounting principles for the United States of America.

The Audit Committee discussed with BKD, LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the committee received from BKD, LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the committee concerning independence and has discussed with BKD, LLP its independence. The committee relies on the information and representations provided to it by management and BKD, LLP.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee
Robert R. Ross (Chairman)
Gregory W. Blaine
John W. Palmer

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE TO APPROVE THE
2012 NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our shareholders to approve the compensation paid to our NEOs for 2012 as described in this proxy statement. This proposal (commonly known as a say-on-pay proposal) gives our shareholders the opportunity to express their views on the Company’s 2012 executive compensation and our executive compensation program. This vote is not intended to address any specific item of 2012 compensation, but rather the overall compensation of our NEOs as described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve the 2012 compensation of the Company’s Named Executive Officers, as disclosed in the Executive Compensation section, including the compensation tables and related disclosures, in the Company’s proxy statement for its 2013 Annual Meeting of Shareholders.”

Our shareholders approved the say-on-pay resolution at our 2012 Annual Meeting of Shareholders with approximately 90% of the votes that were cast voting in favor of the proposal. In light of this, our executive compensation program in 2012 was substantially unchanged from the program we had in place for 2011. Please read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, for additional details about our executive compensation program and the different components thereof, including information about the total compensation of our NEOs in 2012.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors. The vote will provide our Board and our Compensation Committee with information relating to the opinions of our shareholders which the Compensation Committee will consider as it makes determinations with respect to future action regarding executive compensation and our executive compensation program. We currently conduct a say-on-pay vote every year and expect to hold the next say-on-pay vote at our 2014 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote FOR the approval of the 2012 compensation of our Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Submission of Shareholder Proposals or Director Nominations for the Next Annual Meeting

If you intend to present a proposal at our 2014 Annual Meeting of Shareholders and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321. Ms. Sullivan must receive this proposal no later than December 3, 2013. Any such proposal would be subject to Rule 14a-8 under the Exchange Act.

If you want to present a proposal at the 2014 Annual Meeting of Shareholders without including the proposal in the proxy statement, you must provide written notice to Ms. Sullivan at the address given above. Ms. Sullivan must receive this notice no later than December 3, 2013. Director nominations may be made at the annual meeting only by or at the direction of the Board of Directors or by any shareholder entitled to vote at the meeting who has provided written notice to Ms. Sullivan by December 3, 2013. All notices must comply with the notice requirements set forth in our By-laws. A complete copy of our amended and restated By-laws was included as an exhibit to our Form 8-K filed on December 17, 2010 with the SEC and is also available to our shareholders free of charge upon request to Ms. Sullivan.

Each notice of a proposal must include, among other information described in our By-laws, the following:

•	a description of the business to be brought before the meeting;

•	your name, address, the class, and number of shares of CFS common stock you own;

•
the identification of any person retained or to be compensated by you, or acting on such person’s behalf, to make solicitations or recommendations to shareholders for the purpose of assisting in the passage of your proposal and a brief description of such arrangement; and

•	any material interest you may have in the proposal.

Each notice of a nomination must include, among other information described in our By-laws, the following:

•	your name, age, principal occupation, business and residential addresses, and the number of shares of CFS common stock you beneficially own;

•	the name, age, principal occupation, and business and residential addresses of the nominee and the number of shares of CFS common stock beneficially owned by each nominee;

•	a representation as to your record ownership of CFS common stock and your intent to appear in person or by proxy at the meeting to present each nominee specified in your notice;

•	a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made;

•	each nominee’s consent to be elected and to serve; and

•	information that would be required to be disclosed in the solicitation of proxies for the election of Directors under the federal securities laws.

The Board of Directors may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

OTHER MATTERS AND DISCRETIONARY VOTING

The Board of Directors is not aware of any matter other than those stated in this proxy statement that may come before the 2013 Annual Meeting of Shareholders. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, including whether or not to adjourn the meeting, a signed proxy card will confer discretionary authority to the persons named in the proxy card to vote on those matters. It is intended that the persons named as proxies in the proxy card will vote with respect to those matters as recommended by the Board of Directors of CFS or, if no recommendation is given, in their best judgment.

For the Board of Directors,
MONICA F. SULLIVAN
Vice President – Corporate Secretary

Munster, Indiana
April 2, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M53088-P35025

CFS BANCORP, INC.
Annual Meeting of Shareholders
May 14, 2013 10:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the Board of Directors of CFS Bancorp, Inc. (the "Company") or any successors thereto, as proxies, with full power of substitution, to represent and to vote as indicated on the reverse side of this card all shares of common stock of CFS Bancorp, Inc. (the "Company") held in the name of the undersigned on March 15, 2013, at the Annual Meeting of Shareholders to be held at the Center for Visual and Performing Arts, located at 1040 Ridge Road, Munster, Indiana on Tuesday, May 14, 2013 at 10:00 a.m. Central Time and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present. This proxy card also provides voting instructions for shares of common stock that are held in a Company benefit plan.

This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR the election of John W. Palmer and Daryl D. Pomranke as directors of the Company and FOR Proposal 2 - Ratification of the Appointment of BKD, LLP and FOR Proposal 3 - Advisory Vote on Say-On-Pay. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Company's Board of Directors, or if no recommendation is given, in their best judgment.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

CFS BANCORP, INC.
707 RIDGE RD.
MUNSTER, IN 46321
ATTN: MONICA F. SULLIVAN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by CFS Bancorp, Inc. in mailing proxy materials, you may consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53087-P35025

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CFS BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two Class II Directors for a three-year term expiring in 2016 and until their successors are elected and qualified	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) John W. Palmer
02) Daryl D. Pomranke

The Board of Directors recommends you vote FOR proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. As of April 2, 2013, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address changes and /or comments, mark here. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign this Proxy exactly as your name(s) appear(s) on the stock certificate. When shares of the Company are held by joint tenants, both tenants should sign. When signing this Proxy as attorney, executor, administrator, trustee, or guardian, please give the full title of such. If the shares are owned by a corporation, please sign the Proxy using the full corporate name by the President or other authorized officer. If a partnership or other entity owns the shares, please have an authorized person sign on behalf of the partnership or other entity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date